EXHIBIT 4.8

PACIFIC ENERGY DEVELOPMENT CORP.

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is entered into as of the _____ day of ______________, between Pacific Energy Development Corp., a Nevada corporation (the “Company”), and _______________________ (“Optionee”).

WHEREAS, Optionee is an employee of the Company or of a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) (an “Affiliate”), and the Company desires that Optionee remain as such and desires to secure or increase Optionee’s stock ownership of the Company in order to increase Optionee’s incentive and personal interest in the welfare of the Company.

NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed and do hereby agree as follows:

1. Administration of this Agreement.  This Agreement shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of this Agreement is delegated by the Board (in either case, the “Administrator”).  The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws.  If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 162(m) of the Code, or any successor statute or regulation, the Committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 or “outside directors” within the meaning of Section 162(m) of the Code.  The foregoing notwithstanding, the Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under this Agreement.

2. Grant of Options.  The Company hereby grants to Optionee options (the “Options”) to purchase up to ________________________________ shares of the Common Stock of the Company at a purchase price of $_________ per share (the “Exercise Price”), on the terms and conditions hereinafter set forth.

3. Treatment. The Options are not intended to satisfy the requirements of Section 422 of the Code relating to the issuance of “incentive stock options”.

4. Term of Options.  Except as otherwise provided in Section 6 below, and subject to Optionee continuing to be an employee, officer or director of, or consultant to, the Company, the Options shall vest and become exercisable pursuant to the following vesting schedule, and shall remain exercisable until ten (10) years after the date of this Agreement, at which time the Options shall terminate and not be exercisable thereafter:

(a) Options to purchase 50% of the shares shall vest and become exercisable on the six (6) month anniversary of the date hereof.

(b) Options to purchase 20% of the shares shall vest and become exercisable on the twelve (12) month anniversary hereof.

(c) Options to purchase 20% of the shares shall vest and become exercisable on the eighteen (18) month anniversary hereof.

(d) Options to purchase 10% of the shares shall vest and become exercisable on the twenty-four (24) month anniversary hereof.

5. Exercise of Options.  The Options or any portion thereof may be exercised by Optionee paying the purchase price of any shares with respect to which the Options are being exercised by cash, certified check, bank draft or postal or express money order.  Except as otherwise provided by the Administrator before the Option is exercised, (i) all or a portion of the Exercise Price may be paid by Optionee by delivery of shares of Common Stock owned by Optionee and acceptable to the Administrator having an aggregate fair market value (as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) Optionee may pay the Exercise Price by authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  In each case, Optionee’s payment shall be delivered with a written notice of exercise which shall:

(a) State the number of shares being exercised, the name, address and social security number of each person for whom the stock certificate or certificates for such shares of the Common Stock are to be registered;

(b) Contain any representations and agreements as to Optionee’s investment intent with respect to the shares exercised as may be necessary and satisfactory to the Company’s counsel; and

(c) Be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than Optionee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Options.

As a condition to the exercise of the Options, the Company may require the person exercising the Options to make any representation and warranty to the Company that may be required by any applicable law or regulation.  The Company may also condition the exercise of the Option on the Optionee’s entering into a shareholder agreement or lock-up agreement with the Company and/or other shareholders which will restrict the transferability of the shares and contain other customary provisions including rights of repurchase or first refusal on the part of the Company and may include “drag along” rights, provided that these conditions are also generally imposed on other similarly-situated holders of options granted by the Company.

6. Termination of Employment or Consulting Relationship or Death.

(a) In the event Optionee’s employment or consulting relationship with the Company shall terminate on account of death, the Options held by Optionee, to the extent exercisable as of the date of death, may be exercised by a person who acquires the right to exercise the Options, provided such exercise occurs within both the remaining effective term of the Options and one year after Optionee’s death.

(b) In the event Optionee’s employment or consulting relationship with the Company shall terminate on account of retirement or disability, the Options held by Optionee, to the extent exercisable as of the date of such retirement or disability, may be exercised by Optionee, provided such exercise occurs within both the remaining effective term of the Options and one year from the date of termination of employment or consulting relationship with the Company.

(c) In the event Optionee’s employment or consulting relationship with the Company shall terminate on account of resignation, discharge not “for cause” (as defined below), or expiration of the term thereof, the Options held by Optionee, to the extent exercisable as of the date of such termination, may be exercised by Optionee provided such exercise occurs within both the remaining effective term of the Options and three months from the date of termination.

(d) In the event Optionee’s employment or consulting relationship with the Company shall terminate on account of discharge for cause, no exercise period shall exist and Optionee shall forfeit the Options as of the date of termination.

(e) To the extent not then exercisable in accordance with this Section, the Options shall terminate on the date Optionee’s employment or consulting relationship with the Company terminates with the Company.

(f) For purposes of this Agreement, “termination” shall be considered to occur when Optionee ceases to be employed as such by, or engaged in a consulting relationship with, the Company or any Affiliate.  Whether an authorized leave of absence or absence on military or government service shall constitute termination shall be determined by the Administrator.  Retirement shall be considered to mean retirement pursuant to any applicable retirement plan of the Company or any of its Affiliates.  For purposes of this Agreement, “cause” has the meaning ascribed to such term or words of similar import in Optionee’s written employment or service contract with the Company or its Parent or any Subsidiary and, in the absence of such agreement or definition, means Optionee’s (i) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or its subsidiaries, or any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with Optionee’s duties or willful failure to perform Optionee’s responsibilities in the best interests of the Company or its subsidiaries; (v) illegal use or distribution of drugs; (vi) violation of any material rule, regulation, procedure or policy of the Company or its subsidiaries, the violation of which could have a material detriment to the Company; or (vii) material breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Optionee for the benefit of the Company or its subsidiaries, all as reasonably determined by the Company’s Board, which determination will be conclusive.  The Options, to the extent exercisable after death of Optionee, may be exercised by Optionee’s personal representatives.

7. Transfer of Options.  The Options may not be assigned, pledged or transferred in any manner except upon the death of Optionee by will or by the laws of descent and distribution.  During the lifetime of Optionee, the Options shall be exercisable only by Optionee.

8. Reservation of Shares.  The Company, during the term hereof, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements hereof.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such stock as to which such requisite authority shall not have been obtained.

9. Restriction on Option Exercise.  Notwithstanding any contrary provision hereof, the Options may not be exercised by Optionee unless the shares to be acquired by Optionee have been registered under the Securities Act of 1933 (the “Act”), and any other applicable securities laws of any other state, or the Company receives an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company stating that the exercise of the Options and the issuance of shares pursuant to the exercise is registered or exempt from such registration requirements.  Optionee shall represent that unless and until the shares have been registered under the Act and applicable state securities laws:  (1) Optionee is acquiring the shares for investment purposes only and without the intent of making any sale or disposition thereof; (2) Optionee has been advised and understands that the shares have not been registered for sale pursuant to federal and state securities laws and are “restricted securities” under such laws; and (3) Optionee acknowledges that the shares will be subject to stop transfer instructions and bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION.  NO OFFER, SALE OR TRANSFER MAY TAKE PLACE WITHOUT PRIOR WRITTEN APPROVAL OF THE COMPANY BEING AFFIXED HERETO.  IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, SUCH APPROVAL SHALL BE GRANTED ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF SHAREHOLDER’S COUNSEL AT SHAREHOLDER’S EXPENSE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT THIS CERTIFICATE MAY BE LAWFULLY TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION.

10. Withholding of Taxes.  The Options may not be exercised unless Optionee has paid or has made provision satisfactory to the Company for payment of, federal, state and local income taxes, or any other taxes (other than stock transfer taxes) which the Company may be obligated to collect as a result of the issue or transfer of Common Stock upon such exercise of the Options, unless waived by the Company.  In its sole discretion, and at the request of Optionee, the Company may permit Optionee (other than an Optionee who would be subject to Section 16(b) of the Exchange Act) to satisfy the obligation imposed by this Section, in whole or in part, by instructing the Company to withhold up to that number of shares otherwise issuable to Optionee with a fair market value equal to the amount of tax to be withheld.

11. Corporate Transactions and Certain Other Changes.

(a) Changes in Capital Structure.  Subject to subsection (c) below, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other distribution of the Company’s securities without consideration, appropriate adjustments shall be made by the Administrator, in its sole discretion, in (a) the number and class of shares of stock subject to this Option, and (b) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments.

(b) Mergers, etc.  In the event of any capital reorganization, any reclassification of the Common Stock of the Company (other than a recapitalization described in subsection (a) above), or the consolidation or merger of the Company, upon exercise of all or any portion of this Option following such capital reorganization, reclassification, consolidation or merger, Optionee shall receive the securities or property (including cash) that Optionee would have received had the Optionee exercised the Options immediately prior to such capital reorganization, reclassification, consolidation or merger.

(c) Corporate Transactions.

In the event of a Corporate Transaction, the Administrator, in its sole discretion, and prior to consummation of the Corporate Transaction, may (i) terminate any outstanding Options effective immediately prior to the consummation of such Corporate Transaction, (ii) permit exercise of any Options prior to their termination, even if such Options would not otherwise have been exercisable, and/or (iii) provide that all or certain of the outstanding Options shall be assumed or an equivalent option substituted by an applicable successor corporation or entity or any Affiliate of the successor corporation or entity.  In addition, in the event the Corporate Transaction involves a merger or consolidation in which the shareholders of the Company receive cash for their shares, the Administrator may provide that the Options may be exercised contingent upon the closing of such merger or consolidation and that, with respect to Options which have an exercise price less than the per share cash merger consideration Optionee would receive upon the closing or such merger or consolidation, Optionee shall not be required to deliver the exercise price but the exercise price shall be offset against the merger consideration.

For purposes of this Agreement, a “Corporate Transaction” means (i) a liquidation or dissolution of the Company; (ii) a merger or consolidation of the Company with or into another corporation with the shareholders of the Company immediately prior to the merger or consolidation owning less than 50% of the voting securities of the surviving entity (or the parent of the surviving entity if the merger is a triangular merger); or (iii) a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

12. No Rights as a Stockholder.  Optionee or a permitted transferee of the Options shall have no rights as a stockholder with respect to any shares covered by the Options until the date as of which stock is issued following exercise of such Options.  Except as provided in this Agreement, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or any other distributions for which the record date is prior to the date as of which such stock is issued.

13. No Employment Rights.  This Agreement is not an employment agreement or contract and does not grant any employment rights to Optionee.

14. Other Provisions.  The Company may, as a condition precedent to the exercise of the Options, require Optionee (including, in the event of Optionee’s death, his legal representatives, legatees or distributees) to enter into such agreements or to make representations as may be required to make lawful the exercise of the Options and the ultimate disposition of the shares acquired by such exercise.

15. Notices.  Any notice which either of the parties hereto is required or permitted to give to the other must be in writing and may be given by personal delivery or by mailing the same by registered or certified mail, return receipt requested, or via nationally recognized courier service, to the party to which or to whom the notice is directed, at the address each party designates in writing.  Any notice mailed to such address shall be effective when deposited in the mail, duly addressed and postage prepaid, notwithstanding failure by the addressee thereof to receive the mailed notice.

16. Governing Law.  All transactions contemplated hereunder and all rights of the parties hereto shall be governed as to validity, construction, enforcement and in all other respects by the laws and decisions of the State of California.

17. Titles.  The titles of the sections of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

18. Amendment.  This Agreement shall not be modified or amended except by written agreement signed by all of the parties hereto.

19. Severability of Provisions.  Any provision of this Agreement which is invalid, prohibited, or unenforceable in any jurisdiction, shall not invalidate the remainder of the provision or the remaining provisions of the Agreement.

20. Entire Agreement.  This Agreement contains all of the representations, declarations and statements from either party to the other and expresses the entire understanding between the parties with respect to the transactions provided for herein. All prior memoranda, letters, statements and agreements concerning this subject matter, if any, including any references to the grant of options to Optionee in any prior employment agreement or employment offer letter, are merged in and replaced by this Agreement.

21. Pronouns, Number and Gender.  Wherever necessary to implement the intent of the parties hereto, references herein to the singular shall be interpreted as the plural, and vice versa, and the feminine, masculine or neuter gender shall be treated as one of the other genders.

22. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

23. Counterparts.  This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument.

24. Rule 701.  This Agreement is intended to qualify as a written compensation contract that complies with all conditions of Rule 701 of the Act.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement the day and year first above written.

PACIFIC ENERGY DEVELOPMENT CORP. By:
Name: Its:
OPTIONEE ___________________________________ By:

Type:____________________
Grantee:_________________
No. of Shares:_____________
Grant Date:_______________